Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

IdentifySensors Biologics Corp.

We consent to the inclusion in the forgoing Registration Statement of IdentifySensors Biologics Corp. (the “Company”) on Post-Qualification Amendement No.4, to the Form 1-A of our report dated October 27, 2020 relating to our audit of the balance sheet as of June 30, 2020, and statement of income, stockholders’ equity (deficit) and cash flows for the period from June 11, 2020 (inception) to June 30, 2020. Our report dated October 20, 2020, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

January 25, 2021